Exhibit (l)(2)

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O +1 513 361 1200 F +1 513 361 1201 squiresanders.com
March 23, 2012
Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
          Re: Registration Statement on Form N-2 (File No. 333-178516)
     We have acted as counsel to Horizon Technology Finance Corporation (the “Company”) in connection with the issuance of up to $34,500,000 aggregate principal amount of the Company’s 7.375% Senior Notes due 2019 (the “Securities”) which includes $4,500,000 aggregate principal amount of the Securities that may be issued pursuant to an over-allotment option as provided by the underwriting agreement, pursuant to the Company’s shelf Registration Statement on Form N-2 (File Number: 333-178516) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the final prospectus supplement dated March 16, 2012, filed with the Commission pursuant to Rule 497 under the Securities Act (collectively with the base prospectus, the “Prospectus”).
     The Securities are to be issued pursuant to the provisions of the Indenture, dated as of March 23, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 23, 2012, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), including the form of global note representing the Securities (the “Global Note”).
     As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion.
     With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity of original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons; (ii) the legal power and authority of all persons signing on behalf of the parties to execute and deliver and to perform its obligations under all documents (other than the Company); (iii) there has been no oral or written modification of or amendment to any of the documents submitted to us, by action or omission of the parties or otherwise; (iv) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (v) the Trustee has duly authorized, executed and
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Squire Sanders (US) LLP	Horizon Technology Finance Corporation
delivered each of the Indenture and the Securities; (vi) each of the Indenture and the Securities constitutes a legally valid and binding agreement of the Trustee, enforceable against it in accordance with its terms; (vii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable rules and regulations; (viii) the Securities have been duly authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof; (ix) all public records reviewed or relied upon by us or on our behalf are true and complete; and (x) all representations, warranties, statements of fact and information contained in the documents reviewed by us are true and complete. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture.
     Our opinion set forth herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the “blue sky” laws of any jurisdiction. The opinion expressed herein as to enforceability may be subject to the effect of (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or thereafter in effect relating to creditors’ rights generally; (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefore may be brought; and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
     2. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Indenture and the Global Note have been duly authorized by all necessary corporate action on the part of the Company. The Securities have been duly authorized for issuance by the Company.
     3. The Indenture and the Global Note have been duly executed and delivered by the Company and are binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.
     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement through a post-effective amendment. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving this

Squire Sanders (US) LLP	Horizon Technology Finance Corporation
consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Squire Sanders (US) LLP

Squire Sanders (US) LLP